UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 17, 2009

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 18, 2009, the Board of Directors (the “Board”) of Penn Virginia Corporation (the “Company”) approved certain changes to the Company’s director compensation policy. The changes had been recommended to the Board by its Compensation and Benefits Committee (the “C&B Committee”) after the C&B Committee had engaged Hewitt Associates LLC, its independent compensation consultant, to complete a review of director compensation. The changes, which are effective as of January 1, 2009, are as follows:

•	The Chairman of the C&B Committee receives an annual cash retainer of $10,000, and each C&B Committee member receives an annual cash retainer of $5,000.

•	The Chairman of the Nominating and Governance Committee receives an annual cash retainer of $5,000, and each Nominating and Governance Committee member receives an annual cash retainer of $2,500.

All of the other terms of the Company’s director compensation policy remained unchanged.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Compensation Plan

On February 17, 2009, the C&B Committee approved the amendment and restatement of the Company’s Fifth Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”). The Plan was amended to (i) increase the number of shares of common stock of the Company issuable thereunder from 5,200,000 to 8,000,000, (ii) provide for the ability of the C&B Committee to grant restricted stock units and (iii) increase the aggregate number of shares of restricted stock and restricted stock units issuable thereunder from 200,000 to 500,000. The amendments described in clauses (i) and (iii) above were made subject to shareholder approval, but the amendment described in clause (ii) above was not made subject to shareholder approval. Consequently, if shareholder approval of the amendment and restatement of the Plan is not obtained, the amendments described in clauses (i) and (iii) will not be effective, but the amendment described in clause (ii) above will be effective. The Company intends to submit the amendments described in clauses (i) and (iii) to its shareholders for approval at the Company’s 2009 Annual Meeting of Shareholders to be held on May 6, 2009. In connection with the approval of the ability to grant restricted stock units, the C&B Committee approved a form of grant agreement for restricted stock unit awards made under the Plan.

As provided in the Plan and the award agreement, each restricted stock unit entitles the grantee to receive one share of the Company’s common stock upon vesting, which occurs over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless (i) the restricted stock unitholder’s employment terminates for any reason other than death or disability, in which event any unvested restricted stock units are forfeited unless otherwise determined by the C&B Committee and specified in the award agreement, or (ii) the restricted stock unitholder dies, becomes disabled or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with the Company or its affiliate, or there occurs a change in control of the Company, in which events all restrictions terminate. Payments of the restricted stock unit awards will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of C&B Committee, an amount of cash equal to the fair market value of the Company’s common stock) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such restricted stock units would have originally vested, even if that is after retirement. The restricted stock unitholder is also entitled to dividend equivalents.

Copies of the amended and restated Plan and the form of restricted stock unit award agreement, each as approved by the C&B Committee, are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Promotion

On February 18, 2009, the Board of Directors of the Company promoted H. Baird Whitehead, previously Executive Vice President of the Company, to the position of Executive Vice President and Chief Operating Officer of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2009, the Board of Directors of the Company approved amendments to Article 5 of the Company’s Amended and Restated Bylaws (the “Bylaws Amendment”) to clarify provisions regarding indemnification and advancement of expenses to directors and officers of the Company. The Bylaws Amendment clarifies that both the indemnification and advancement of expenses provisions apply to current and former directors and officers of the Company and that both such rights are vested upon a person’s election to the Board of Directors of the Company or as an officer of the Company.

A copy of the Company’s Amended and Restated Bylaws, as amended by the Bylaws Amendment, is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of Penn Virginia Corporation.

10.1	Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.

10.2	Form of Agreement for Restricted Stock Unit Awards under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2009

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Penn Virginia Corporation.

10.1	Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.

10.2	Form of Agreement for Restricted Stock Unit Awards under the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan.